Exhibit 99.1
Roivant Reports Financial Results for the Fourth Quarter and Fiscal Year Ended March 31, 2026 and Provides Business Update
•IMVT-1402 showed clinically meaningful response rates of 72.7% ACR20, 54.5% ACR50 and 35.8% ACR70 at Week 16 in the open label period of its trial in difficult-to-treat rheumatoid arthritis (D2T RA); Immunovant will provide further updates on this program in the second half of calendar year 2026

•Brepocitinib granted Breakthrough Therapy Designation for the treatment of cutaneous sarcoidosis (CS) based on positive Phase 2 data; potentially registrational trial of brepocitinib in lichen planopilaris (LPP) enrolled its first subjects in March 2026

•Commercial launch of brepocitinib in dermatomyositis (DM) is expected by the end of September 2026, and topline Phase 3 data for brepocitinib in non-infectious uveitis (NIU) is expected in the second half of calendar year 2026
•IMVT-1402 proof-of-concept trial in cutaneous lupus erythematosus (CLE) is fully enrolled, with topline data expected in the second half of calendar year 2026; all other clinical development timelines remain on track

•Mosliciguat Phase 2 PHocus study in pulmonary hypertension associated with interstitial lung disease (PH-ILD) completed enrollment of 135 subjects within one year of first patient dosing, with topline data expected in the second half of calendar year 2026

•$2.25 billion global settlement reached with Moderna, ending all pending U.S. and international patent-infringement litigation between Genevant Sciences GmbH (Genevant), Arbutus and Moderna; Moderna to pay Genevant and Arbutus $950 million in July 2026 and an additional $1.3 billion contingent upon resolution of Moderna’s Section 1498 appeal favorable to Genevant and Arbutus

•Roivant reported consolidated cash, cash equivalents and marketable securities of $4.3 billion as of March 31, 2026, supporting cash runway into profitability

•Roivant will host a live conference call and webcast at 8:00 a.m. ET on Wednesday, May 20, 2026, to report its financial results for the fourth quarter and fiscal year ended March 31, 2026, and provide a business update
BASEL, Switzerland and LONDON and NEW YORK, May 20, 2026 – Roivant (Nasdaq: ROIV) today reported its financial results for the fourth quarter and fiscal year ended March 31, 2026, and provided a business update.
“The positive Period 1 data from the IMVT-1402 trial in D2T RA demonstrate exciting potential for a new, differentiated mechanism to treat RA patients who have failed multiple prior therapies,” said Matt Gline, CEO of Roivant. “Receiving Breakthrough Therapy Designation from the FDA for brepocitinib in cutaneous sarcoidosis underscores the potentially meaningful opportunity that program could represent for patients in need. I am looking forward to building on this momentum in the second half of 2026, with brepocitinib expected to launch in DM by the end of September, and a number of upcoming clinical readouts, including data in NIU, CLE and PH-ILD, and further updates from the D2T RA trial later this year.”
Preliminary Results from IMVT-1402 Trial in D2T RA
The trial evaluating IMVT-1402 in participants with D2T RA who have failed two or more prior mechanisms of advanced therapies (including biologic and targeted synthetic DMARDs) is currently ongoing. A total of 170 participants have been enrolled in the initial 16-week open label period (Period 1) of the study evaluating weekly subcutaneous (SC) dosing of IMVT-1402 600 mg. Participants achieving a response at Week 14 and Week 16 in Period 1 per the American College of Rheumatology response criteria 20 (ACR20) will be randomized in a 1:1:1 ratio to receive blinded treatment in Period 2 with either IMVT-1402 600 mg, IMVT-1402 300 mg or placebo, weekly SC for 12 weeks. The primary endpoint will assess the proportion of such participants who maintain the ACR20 response at Week 28. ACR20 response is defined as a ≥ 20% improvement from baseline in tender joint count and swollen joint count and a ≥ 20% improvement from baseline in at least 3 of 5 additional clinical parameters. Similarly, ACR50 and ACR70 responses are a calculation of 50% or 70% improvement, respectively, in the number of swollen and tender joints and 3 of 5 assessment parameters.
At the completion of Period 1, 165 of the 170 patients were evaluable for ACR20 response. Of these patients, 86.7% (143/165) had failed two prior mechanisms of advanced therapies, and the mean time since diagnosis was 12.8 years. Baseline disease activity was high, with mean counts of 24.2 tender joints, 16.7 swollen joints, and a DAS28-CRP score of 6.1. At Week 16, the observed ACR20, ACR50, and ACR70 response rates were 72.7%, 54.5%, and 35.8%, respectively; participants who discontinued prior to Week 16 were imputed as non-responders. Among the subset of participants who had failed at least a JAK inhibitor and an anti-TNF inhibitor (N=107), the Week 16 observed ACR20, ACR50 and ACR70 response rates were 72.0%, 53.3% and 37.4%, respectively.
Period 1 was conducted in an open-label setting, with joint assessments performed by independent assessors blinded to treatment status, which we believe reduces the potential for assessor bias in the response measures. IMVT-1402 was observed to be safe and well-tolerated in the study, and no new drug-related safety signals were identified. We anticipate providing further updates on this program in the second half of calendar year 2026.
Recent Developments
•Priovant: The FDA accepted brepocitinib’s New Drug Application (NDA) in DM with Priority Review and assigned a target action date in the third quarter of calendar year 2026. Commercial launch of brepocitinib in DM expected by the end of September 2026.
In February 2026, we announced positive results in the Phase 2 BEACON study of once-daily oral brepocitinib in cutaneous sarcoidosis (CS). Brepocitinib 45 mg demonstrated statistically significant improvements in CS disease activity, achieving a 22.3-point improvement in mean CSAMI-A at Week 16 versus a 0.7-point improvement in placebo. Brepocitinib demonstrated rapid, deep and sustained improvements across all other efficacy endpoints. Based on this positive Phase 2 data, the FDA has granted brepocitinib Breakthrough Therapy Designation for the treatment of CS; initiation of a Phase 3 program in CS expected in the second half of calendar year 2026.
In March 2026, we enrolled the first subjects in a seamless Phase 2b/3 potentially registrational trial of brepocitinib in lichen planopilaris (LPP).
•Immunovant: In May 2026, we announced Week 16 (end of Period 1) results from the IMVT-1402 trial in difficult-to-treat rheumatoid arthritis (D2T RA) of ACR20, ACR50, and ACR70 response rates of 72.7%, 54.5% and 35.8%, respectively. Further updates on this program, as well as topline data from the fully enrolled proof-of-concept trial in cutaneous lupus erythematosus (CLE), are expected in the second half of calendar year 2026. All other clinical development timelines remain on track for IMVT-1402, including potentially registrational trials in Graves’ disease (GD), myasthenia gravis (MG), chronic inflammatory demyelinating polyneuropathy (CIDP) and Sjögren’s disease (SjD).
In April 2026, we announced topline results from the two Phase 3 clinical studies evaluating batoclimab for adults with active, moderate-to-severe thyroid eye disease (TED), neither of which met the primary endpoint. The safety profile observed in these studies was consistent with prior batoclimab studies. Following these results, we discontinued further development of batoclimab across all indications to focus fully on IMVT-1402. Learnings from the batoclimab program, including clinical data, operational trial experience and relationships with investigators, have been and continue to be leveraged to inform and potentially accelerate the development of IMVT-1402.
•Pulmovant: In February 2026, we completed enrollment within one year of first patient dosing in the Phase 2 PHocus study of mosliciguat in 135 patients with pulmonary hypertension associated with interstitial lung disease (PH-ILD); topline data expected in the second half of calendar year 2026.
•Genevant: In March 2026, we announced a $2.25 billion global settlement with Moderna, ending all pending U.S. and international patent-infringement litigation filed by Genevant Sciences GmbH (Genevant) and Arbutus against Moderna; Moderna to pay Genevant and Arbutus $950 million in July 2026 and an additional $1.3 billion contingent upon resolution of Moderna’s Section 1498 appeal favorable to Genevant and Arbutus. Claim construction ruling in Genevant and Arbutus’s lawsuit against Pfizer and BioNTech in the U.S. District Court for the District of New Jersey for patent infringement in the manufacture and sale of their Covid-19 vaccine was issued in September 2025, construing the disputed claim terms in a manner that Genevant generally considers to be favorable.

•Roivant: Roivant reported consolidated cash, cash equivalents and marketable securities of $4.3 billion as of March 31, 2026, supporting cash runway into profitability.
Major Upcoming Milestones
•Priovant expects to launch brepocitinib in DM by the end of September 2026 and plans to progress CS to a pivotal program with a Phase 3 study starting in the second half of calendar year 2026. Topline data from the Phase 3 trial of brepocitinib in NIU are expected in the second half of calendar year 2026.
•Immunovant expects to provide further updates on the potentially registrational trial of IMVT-1402 in D2T RA and report topline data from the proof-of-concept trial of IMVT-1402 in CLE in the second half of calendar year 2026. In calendar year 2027, topline data are expected across potentially registrational trials of IMVT-1402 in GD and MG.
•Pulmovant expects to report topline data from the ongoing Phase 2 trial of mosliciguat in PH-ILD in the second half of calendar year 2026.
Fourth Quarter and Fiscal Year Ended March 31, 2026 Financial Summary
Cash Position and Marketable Securities
As of March 31, 2026, Roivant had consolidated cash, cash equivalents, and marketable securities of $4.3 billion.
Research and Development Expenses
Research and development (R&D) expenses increased by $53.7 million to $198.9 million for the three months ended March 31, 2026, compared to $145.2 million for the three months ended March 31, 2025. This increase was primarily driven by an increase of program-specific costs of $56.8 million, primarily driven by an increase of $52.2 million related to the anti-FcRn franchise (of which $39.0 million related to contractual costs recognized in connection with the discontinuation of batoclimab).
Non-GAAP R&D expenses were $190.9 million for the three months ended March 31, 2026, compared to $135.1 million for the three months ended March 31, 2025.
R&D expenses increased by $131.4 million to $681.8 million for the year ended March 31, 2026, compared to $550.4 million for the year ended March 31, 2025. This increase was primarily driven by an increase in program-specific costs of $101.1 million, personnel-related expenses of $21.6 million and share-based compensation of $8.1 million.
The increase of $101.1 million in program-specific costs was primarily driven by increases of $79.1 million related to the anti-FcRn franchise (of which $39.0 million related to contractual costs recognized in connection with the discontinuation of batoclimab), $16.3 million related to mosliciguat and $15.1 million related to brepocitinib.
The increase of $21.6 million in personnel-related expenses, which is an unallocated internal cost, was primarily driven by higher headcount to support additional clinical studies for the anti-FcRn franchise activities at Immunovant and brepocitinib at Priovant. The $8.1 million increase in share-based compensation expense was primarily driven by the Priovant Exchange Offer.
Non-GAAP R&D expenses were $631.6 million for the year ended March 31, 2026, compared to $508.0 million for the year ended March 31, 2025. The non-GAAP R&D expense includes the expense related to the Cash Bonus Program of $5.8 million for the year ended March 31, 2025.
General and Administrative Expenses
General and administrative (G&A) expenses increased by $11.2 million to $158.3 million for the three months ended March 31, 2026, compared to $147.1 million for the three months ended March 31, 2025. This increase was primarily due to an increase in personnel-related expense of $6.9 million and professional fees of $5.2 million, reflecting higher litigation-related costs.
Non-GAAP G&A expenses were $88.5 million for the three months ended March 31, 2026, compared to $72.3 million for the three months ended March 31, 2025.

G&A expenses increased by $19.1 million to $610.5 million for the year ended March 31, 2026, compared to $591.4 million for the year ended March 31, 2025. This increase was primarily due to an increase in share-based compensation expense of $58.8 million, primarily due to the long-term equity incentive awards from the Senior Executive Compensation Program and incremental share-based compensation expense resulting from the Priovant Exchange Offer, an impairment loss of $17.1 million related to the relocation of the U.S. corporate headquarters of Roivant Sciences, Inc. and an increase of $9.1 million in professional fees, reflecting higher litigation-related costs incurred. These increases were partially offset by a decrease of $69.9 million in personnel-related expense, which largely resulted from higher expense for the year ended March 31, 2025 related to the one-time cash retention awards from the Senior Executive Compensation Program and the Cash Bonus Program
Non-GAAP G&A expenses were $294.1 million for the year ended March 31, 2026, compared to $347.7 million for the year ended March 31, 2025. The non-GAAP G&A expense includes the expense related to the Cash Bonus and Senior Executive Compensation Programs of $19.3 million for the year ended March 31, 2026 and $107.6 million for the year ended March 31, 2025.
Gain on litigation settlement
Gain on litigation settlement was $770.2 million for the three months and the year ended March 31, 2026 and reflects Genevant’s expected portion of the $950 million non-contingent, non-creditable and non-refundable payment to be made by Moderna to Genevant and Arbutus on or before July 8, 2026 as a result of the settlement agreement entered into in March 2026.
Income from discontinued operations, net of tax
Income from discontinued operations, net of tax was $373.0 million for the year ended March 31, 2025 and reflects the gain on sale of subsidiary interests resulting from the sale of our entire equity interest in our majority-owned subsidiary, Dermavant, to Organon in October 2024, partially offset by Dermavant’s net losses.
Income (loss) from continuing operations, net of tax
Income from continuing operations, net of tax was $355.7 million for the three months ended March 31, 2026, compared to a loss from continuing operations, net of tax of $252.4 million for the three months ended March 31, 2025. On a basic and diluted per common share basis, income from continuing operations, net of tax was $0.43 and $0.28, respectively, for the three months ended March 31, 2026. On a basic and diluted per common share basis, loss from continuing operations, net of tax was $0.29 for the three months ended March 31, 2025. Non-GAAP loss from continuing operations, net of tax was $222.7 million for the three months ended March 31, 2026, compared to $154.4 million for the three months ended March 31, 2025.
Loss from continuing operations, net of tax was $397.9 million for the year ended March 31, 2026, compared to $729.8 million for the year ended March 31, 2025. On a basic and diluted per common share basis, loss from continuing operations, net of tax was $0.43 and $0.54, respectively, for the year ended March 31, 2026. On a basic and diluted per common share basis, loss from continuing operations, net of tax was $0.75 for the year ended March 31, 2025. Non-GAAP loss from continuing operations, net of tax was $747.7 million for the year ended March 31, 2026, compared to $623.9 million for the year ended March 31, 2025.

ROIVANT SCIENCES LTD.
Selected Balance Sheet Data
(in thousands)

	March 31, 2026	March 31, 2025
Cash and cash equivalents	$1,419,232	$2,715,411
Marketable securities	2,872,601	2,171,480
Litigation settlement receivable	770,235	—
Total assets	5,708,687	5,436,940
Total liabilities	416,275	249,742
Total shareholders’ equity	5,292,412	5,187,198
Total liabilities and shareholders’ equity	5,708,687	5,436,940

ROIVANT SCIENCES LTD.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended March 31,		Year Ended March 31,
	2026	2025	2026	2025
	(Unaudited)	(Unaudited)
Revenue	$2,520	$7,570	$8,260	$29,053
Operating expenses:
Cost of revenues	320	205	1,285	911
Research and development (includes $7,649 and $9,652 of share-based compensation expense for the three months ended March 31, 2026 and 2025, respectively, and $47,867 and $39,780 of share-based compensation expense for the years ended March 31, 2026 and 2025, respectively)	198,945	145,238	681,812	550,413
General and administrative (includes $69,520 and $73,835 of share-based compensation expense for the three months ended March 31, 2026 and 2025, respectively, and $298,298 and $239,505 of share-based compensation expense for the years ended March 31, 2026 and 2025, respectively)	158,250	147,092	610,466	591,410
Total operating expenses	357,515	292,535	1,293,563	1,142,734
Gain on sale of Telavant net assets	—	—	—	110,387
Gain on litigation settlement	770,235	—	770,235	—
Income (loss) from operations	415,240	(284,965)	(515,068)	(1,003,294)
Change in fair value of investments	25,922	(12,899)	(105,046)	(55,186)
Change in fair value of liability instruments	—	(14,124)	47,704	(15,756)
Gain on deconsolidation of subsidiaries	(11,027)	(3,108)	(11,027)	(3,108)
Interest income	(41,180)	(54,624)	(178,109)	(258,375)
Other (income) expense, net	(12,572)	2,844	(4,012)	10,721
Income (loss) from continuing operations before income taxes	454,097	(203,054)	(264,578)	(681,590)
Income tax expense	98,353	49,321	133,329	48,174
Income (loss) from continuing operations, net of tax	355,744	(252,375)	(397,907)	(729,764)
Income from discontinued operations, net of tax	—	—	—	373,030
Net income (loss)	355,744	(252,375)	(397,907)	(356,734)
Net income (loss) attributable to noncontrolling interests	52,750	(45,900)	(98,136)	(184,753)
Net income (loss) attributable to Roivant Sciences Ltd.	$302,994	$(206,475)	$(299,771)	$(171,981)

Amounts attributable to Roivant Sciences Ltd.:
Income (loss) from continuing operations, net of tax	$302,994	$(206,475)	$(299,771)	$(545,166)
Income from discontinued operations, net of tax	—	—	—	373,185
Net income (loss) attributable to Roivant Sciences Ltd.	$302,994	$(206,475)	$(299,771)	$(171,981)

Net income (loss) per common share, basic:
Income (loss) from continuing operations, net of tax	$0.43	$(0.29)	$(0.43)	$(0.75)
Income from discontinued operations, net of tax	$—	$—	$—	$0.51
Net income (loss)	$0.43	$(0.29)	$(0.43)	$(0.24)
Net income (loss) per common share, diluted:
Income (loss) from continuing operations, net of tax	$0.28	$(0.29)	$(0.54)	$(0.75)
Income from discontinued operations, net of tax	$—	$—	$—	$0.51

Net income (loss)	$0.28	$(0.29)	$(0.54)	$(0.24)
Weighted average shares outstanding:
Basic	702,132,056	707,298,861	693,864,530	725,395,624
Diluted	812,287,227	707,298,861	693,864,530	725,395,624

ROIVANT SCIENCES LTD.
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited, in thousands)

		Three Months Ended March 31,		Year Ended March 31,
	Note	2026	2025	2026	2025
Income (loss) from continuing operations, net of tax		$355,744	$(252,375)	$(397,907)	$(729,764)
Adjustments:
Research and development:
Share-based compensation	(1)	7,649	9,652	47,867	39,780
Depreciation and amortization	(2)	373	446	2,383	2,593
General and administrative:
Share-based compensation	(1)	69,520	73,835	298,298	239,505
Depreciation and amortization	(2)	265	937	965	4,204
Impairment loss from relocation of Roivant Sciences, Inc.’s headquarters	(3)	—	—	17,098	—
Gain on litigation settlement	(4)	(770,235)	—	(770,235)	—
Gain on sale of Telavant net assets	(5)	—	—	—	(110,387)
Other:
Change in fair value of investments	(6)	25,922	(12,899)	(105,046)	(55,186)
Change in fair value of liability instruments	(7)	—	(14,124)	47,704	(15,756)
Gain on deconsolidation of subsidiaries	(8)	(11,027)	(3,108)	(11,027)	(3,108)
Estimated income tax impact from adjustments	(9)	99,048	43,237	122,222	4,261
Adjusted loss from continuing operations, net of tax (Non-GAAP)		$(222,741)	$(154,399)	$(747,678)	$(623,858)

		Three Months Ended March 31,		Year Ended March 31,
	Note	2026	2025	2026	2025
Research and development expenses		$198,945	$145,238	$681,812	$550,413
Adjustments:
Share-based compensation	(1)	7,649	9,652	47,867	39,780
Depreciation and amortization	(2)	373	446	2,383	2,593
Adjusted research and development expenses (Non-GAAP)		$190,923	$135,140	$631,562	$508,040

		Three Months Ended March 31,		Year Ended March 31,
	Note	2026	2025	2026	2025
General and administrative expenses		$158,250	$147,092	$610,466	$591,410
Adjustments:
Share-based compensation	(1)	69,520	73,835	298,298	239,505
Depreciation and amortization	(2)	265	937	965	4,204
Impairment loss from relocation of Roivant Sciences, Inc.’s headquarters	(3)	—	—	17,098	—
Adjusted general and administrative expenses (Non-GAAP)		$88,465	$72,320	$294,105	$347,701

Notes to non-GAAP financial measures:
(1)Represents non-cash share-based compensation expense.
(2)Represents non-cash depreciation and amortization expense.
(3)Represents a loss on impairment of the operating lease right-of-use asset and leasehold improvements for the former U.S. corporate headquarters of Roivant Sciences, Inc., following relocation to a new office space and execution of an agreement to sublease the former office space during the year ended March 31, 2026.
(4)Represents a gain resulting from the global settlement with Moderna entered in March 2026 and reflects Genevant’s expected portion of a non-contingent, non-creditable and non-refundable payment to be made by Moderna to Genevant and Arbutus.
(5)Represents a gain on the sale of Telavant net assets to Roche due to achievement of a one-time milestone in June 2024.
(6)Represents the unrealized loss (gain) on equity investments in unconsolidated entities that are accounted for at fair value with changes in value reported in earnings.
(7)Represents the change in fair value of liability instruments, which is non-cash and primarily includes the (gain) loss relating to the measurement and recognition of fair value on a recurring basis of certain liabilities.
(8)Represents the one-time gain on deconsolidation of subsidiaries.
(9)Represents the estimated tax effect of the adjustments.

Investor Conference Call Information
Roivant will host a live conference call and webcast at 8:00 a.m. ET on Wednesday, May 20, 2026, to report its financial results for the fourth quarter and fiscal year ended March 31, 2026, and provide a corporate update.
To access the conference call by phone, please register online using this registration link. The presentation and webcast details will also be available under “Events & Presentations” in the Investors section of the Roivant website at https://investor.roivant.com/news-events/events. The archived webcast will be available on Roivant’s website after the conference call.
About Roivant
Roivant (Nasdaq: ROIV) is a biopharmaceutical company that aims to improve the lives of patients by accelerating the development and commercialization of medicines that matter. Roivant’s pipeline includes brepocitinib, a potent small molecule inhibitor of JAK1 and TYK2 currently under review at the FDA for the treatment of dermatomyositis and also in late stage development for the treatment of non-infectious uveitis, cutaneous sarcoidosis and lichen planopilaris; IMVT-1402, a fully human monoclonal antibody targeting FcRn in development across several IgG-mediated autoimmune indications; and mosliciguat, an inhaled sGC activator in development for pulmonary hypertension associated with interstitial lung disease. We advance our pipeline by creating nimble subsidiaries or “Vants” to develop and commercialize our medicines and technologies. For more information, visit www.roivant.com.
Roivant Forward-Looking Statements
This press release contains forward-looking statements. Statements in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are usually identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and variations of such words or similar expressions. The words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act.
Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, and statements that are not historical facts, including statements about the clinical and therapeutic potential of our product candidates, the availability and success of topline results from our ongoing clinical trials, any commercial potential of our product candidates following applicable regulatory approvals and outcomes and payments related to settled or pending litigation. In addition, any statements that refer to projections, forecasts or other characterizations of future events, results or circumstances, including any underlying assumptions, are forward-looking statements. Actual results may differ materially from those contemplated in these statements due to a variety of risks, uncertainties and other factors.
Although we believe that our plans, intentions, expectations and strategies as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a number of risks, uncertainties and assumptions, including, but not limited to, those risks set forth in the Risk Factors section of our filings with the U.S. Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment in which new risks emerge from time to time. These forward-looking statements are based upon the current expectations and beliefs of our management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Except as required by applicable law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
Investors
Keyur Parekh
keyur.parekh@roivant.com
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Stephanie Lee
stephanie.lee@roivant.com